                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                ----------------

                                  SCHEDULE 13G

                               (AMENDMENT NO. 5 )*


                             CHART INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   16115Q 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                ----------------



------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                --------------------------------
CUSIP NO.    1615Q 10 0            13G            PAGE   2   OF   5   PAGES
           ---------------                             -----    -----
                                                --------------------------------


--------- ----------------------------------------------------------------------
      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


          Arthur S. Holmes
--------- ----------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                       (b) [ ]


--------- ----------------------------------------------------------------------
      3   SEC USE ONLY



--------- ----------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
--------- ----------------------------------------------------------------------
NUMBER OF                             5    SOLE VOTING POWER
SHARES
BENEFICIALLY                               2,653,516
OWNED
BY EACH                        ----------- -------------------------------------
REPORTING                             6    SHARED VOTING POWER
PERSON
WITH:
                               ----------- -------------------------------------
                                      7    SOLE DISPOSITIVE POWER

                                           2,653,516
                               ----------- -------------------------------------
                                      8    SHARED DISPOSITIVE POWER


--------- ----------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON
          2,653,516
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                             [ ]

--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          16.4%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                             CHART INDUSTRIES, INC.
                             ----------------------


                        Schedule 13G of Arthur S. Holmes



ITEM 1(a).        NAME OF ISSUER:

                  Chart Industries, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5885 Landerbrook Drive, Suite 150, Mayfield Heights, OH 44124


ITEM 2(a).        NAME OF PERSON FILING:

                  Arthur S. Holmes


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,  RESIDENCE:

                  5885 Landerbrook Drive, Suite 150, Mayfield Heights, OH 44124


ITEM 2(c).        CITIZENSHIP:

                  United States


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value per share


ITEM 2(e).        CUSIP NUMBER:

                  16115Q 10 0


ITEM 3.

                  Not Applicable



                          Page 3 of 5 pages

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ITEM 4.  OWNERSHIP.

         (a)      2,653,516 shares of Common Stock
         (b)      2,653,516
         (c)
             (i)  2,653,516
            (ii)  2,653,516
           (iii)  2,653,516
            (iv)  2,653,516


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock subject to this Schedule 13G.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable


ITEM 10. CERTIFICATION.

                  Not Applicable



                          Page 4 of 5 pages

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                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 1998
-----------------
Date



/s/ Arthur S. Holmes
-----------------------------
Signature

Arthur S. Holmes
-----------------------------
Name





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